Exhibit 99.1

Contacts:
Linda Baddour
+910 772 6999
linda.baddour@wilm.ppdi.com

Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

Highlights:

•	Record gross new authorizations of $310 million

•	EPS of $0.44 per share

•	Sequential expansion in Development segment margins

•	Cash flow from operations of $114.1 million for the nine months ended September 30, 2004

WILMINGTON, N.C., October 13, 2004—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the third quarter ended September 30, 2004.

For the third quarter of 2004, PPD recorded net revenue of $215.8 million, an increase of 20.2 percent over net revenue of $179.5 million for the third quarter of 2003. Net revenue for the third quarter 2004 included reimbursed out-of-pockets of $20.3 million, compared to $12.9 million for the same period in 2003.

Third quarter 2004 income from operations was $38.1 million, compared to income from operations of $38.6 million for the same period in 2003. Third quarter 2003 income from operations included a $5.7 million gain on the sale of genomics assets and a $1.9 million restructuring charge.

Third quarter 2004 earnings per diluted share was $0.44. Third quarter 2003 earnings per diluted share was also $0.44 and included the effects of the gain on the sale of assets, the restructuring charge and a $0.8 million charge related to impairment of equity investments. The gain on the sales of assets, restructuring charge and impairment of equity investments resulted in $0.03, net of tax, positive impact on third quarter 2003 earnings per diluted share.

Development segment net revenue, which does not include reimbursed out-of-pocket expenses, for the third quarter of 2004 was $193.2 million, an increase of 17.8 percent over the same period in 2003. Development segment income from operations for the third quarter 2004 was $41.6 million, compared to $36.8 million for the same period in 2003.

Discovery sciences segment net revenue, which does not include reimbursed out-of-pocket expenses, was $2.3 million for the third quarter of 2004, compared to net revenue of $2.6 million in the same period last year. Discovery sciences segment third quarter 2004 loss from operations was $3.6 million, compared to income from operations of $1.8 million for the third quarter 2003.

PPD Announces Third Quarter 2004 Earnings

New business authorizations for the third quarter of 2004 totaled $310 million. Backlog increased 16 percent compared to third quarter 2003, representing the 20th consecutive quarter of backlog growth. Year-to-date net days sales outstanding at September 30, 2004, was 41 days. Third quarter 2004 cash flow from operations was $37.7 million, and cash flow from operations for the nine months ending September 30, 2004, was $114.1 million. At September 30, 2004, PPD had $194.5 million in cash and minimal debt.

“PPD’s performance this quarter reflects our commitment to challenging ourselves and then delivering results through solid execution and customer satisfaction,” stated Fred Eshelman, chief executive officer of PPD. “Both segments are delivering, and we are pleased that our compound partnering initiatives are progressing to tangible decision points that offer the opportunity to enhance long-term shareholder value.”

PPD will conduct a live conference call and audio Webcast tomorrow, October 14, 2004, at 9:00 a.m. ET to discuss its third quarter 2004 results. To access the Webcast, please visit http://www.ppdi.com and follow the directions on PPD’s Investors Web page. A replay of the Webcast will be available shortly after the call. If you have difficulty accessing the Webcast via the Internet, PPD has established a direct dial number, +800 289 0569, for telephone access.

As a leading global provider of discovery and development services and products for pharmaceutical, biotechnology and medical device companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven early discovery through post-market resources, the company also offers compound partnering opportunities. PPD has more than 6,400 professionals in 27 countries around the world. For more information on PPD, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries; competition within the outsourcing industry; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2004	2003	2004	2003
Net revenue:
Development	$193,233	$164,007	$551,125	$481,493
Discovery sciences	2,289	2,589	11,870	12,808
Reimbursed out-of-pockets	20,302	12,919	48,645	40,061

Total net revenue	215,824	179,515	611,640	534,362

Direct costs:
Development	95,038	79,419	274,082	232,422
Discovery sciences	1,367	1,387	4,215	6,395
Reimbursable out-of-pocket expenses	20,302	12,919	48,645	40,061

Total direct costs	116,707	93,725	326,942	278,878

Research and development	4,138	1,487	9,062	8,573
Selling, general and administrative	49,361	42,552	142,336	124,119
Depreciation	7,371	6,479	20,971	20,233
Amortization	252	472	994	1,191
Gain on sale of assets	(58)	(5,716)	(65)	(5,738)
Restructuring charges	—	1,917	2,619	1,917

Income from operations	38,053	38,599	108,781	105,189

Impairment of equity investments	—	(773)	(2,000)	(9,373)
Other income, net	994	963	2,699	2,462

Income before income taxes	39,047	38,789	109,480	98,278
Income tax expense	14,057	13,964	36,412	35,446

Net income	$24,990	$24,825	$73,068	$62,832

Net income per share:
Basic	$0.44	$0.44	$1.30	$1.13

Diluted	$0.44	$0.44	$1.29	$1.12

Weighted average number of shares outstanding:
Basic	56,447	55,874	56,275	55,712

Diluted	57,010	56,334	56,765	56,236

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	Sept. 30, 2004	December 31, 2003
Cash and cash equivalents	$194,547	$110,102
Accounts receivable and unbilled services, net	$246,619	$243,494
Working capital	$222,922	$156,601
Total assets	$888,522	$775,467
Unearned income	$125,649	$129,818
Long-term debt, including current portion	$6,601	$7,662
Shareholders’ equity	$596,286	$512,521